Exhibit 10.9

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT made this          day of July, 2002 is entered into by and between SPACEHAB, INCORPORATED (hereinafter referred to as “Sublandlord”) and THE BOEING COMPANY (hereinafter referred to as “Subtenant”).

WITNESSETH:

WHEREAS, Sublandlord desires to sublease to Subtenant, and Subtenant wishes to sublease from Sublandlord, all of the space let under that certain Deed of Lease dated as of December 16, 1998 between Washington Design Center L.L.C. as the “Landlord” and Spacehab, Incorporated as the “Tenant”, which is attached hereto as Exhibit A (hereinafter referred to as the “Lease”) in accordance with the terms hereof (hereinafter the rentable space covered under the Lease and this Sublease Agreement shall be referred to as the “Premises”); and

WHEREAS, Section 10.02 of the Lease requires the consent of the Landlord prior to the sublease of all or any portion of the Premises and Sublandlord and Subtenant desire to obtain the Landlord’s consent to such sublease and to set forth their understandings with respect to the terms of the sublease as more particularly described herein.

NOW THEREFORE, the parties hereto agree as follows:

1.	SUBLEASE

Sublandlord agrees to sublease to Subtenant and Subtenant agrees to sublease from Sublandlord the Premises in accordance with all the terms and conditions contained in the Lease, except as otherwise specifically provided for herein; and the terms and conditions of the Lease (except for those otherwise provided in this Section 1 or otherwise in this Sublease) are hereby incorporated herein as terms and conditions of this Sublease Agreement, with each reference to Landlord and Tenant in the Lease to be deemed to refer to Sublandlord and Subtenant, respectively, as the same relates to the Premises; and together with all the following paragraphs set forth in this Sublease Agreement, shall constitute the complete terms and conditions of this Sublease Agreement. In the event of any conflict between the Sublease Agreement and the Lease, the specific provisions of the Sublease Agreement shall govern. Notwithstanding the foregoing, the following provisions of the Lease are not applicable to or binding on Subtenant and are not incorporated into this Sublease: Sections 2.01, 2.02, 2.03, 2.04, 2.05, 4.02, 4.04 (with respect to the address, for payments), 5.01, 5.02, and 5.03 (it being understood with respect to 5.01, 5.02, and 5.03, that Subtenant’s obligations are as set out in Section 5 of this Sublease), 6.01, 11.01, 15.01 (provided that 15.01 shall be binding on Subtenant vis-à-vis the Landlord), 16.01 16.02, 16.03, 16.04,16.05 ,19.04,19.10 (except that 19.10 shall be binding on Subtenant vis-à-vis the Landlord).

2.	PREMISES

For purposes of this Sublease Agreement, the “Premises” shall be comprised of approximately 15,499 rentable square feet located on the southwest side of the eighth (8th) floor of that certain office building located at 300 D Street, SW, Washington, D.C. (the “Building”) as more particularly described in Exhibit B, which is attached hereto and incorporated herein by this reference.

3.	TERM

Subject to prior written consent hereto by Landlord, the term of the Sublease Agreement (the “Sublease Term”) shall be for a period running concurrently with the Initial Term of the Lease, commencing on August 1, 2002 (the “Commencement Date”) and terminating on January 19, 2008 (the “Termination Date”). For the purposes of this Sublease Agreement, a “Sublease Year” shall be the period from January 1 through and including December 31, except that (i) the first (1st) Sublease Year shall be a period of the Commencement Date through and including December 31, 2002; and (ii) the final Sublease Year shall be the period of January 1, 2007 through and including January 19, 2008. Sublandlord’s renewal option and Sublandlord’s right of first offer, respectively contained in Section 2.05 and Article XI of the Lease, shall not inure to Subtenant.

4.	BASE RENT

Subtenant agrees to pay to Sublandlord Base Rent at a rate of Twenty-eight and 75/100 Dollars ($28.75) per rentable square foot ($445,596.24 per annum/$37,133.02 per month) on a full service basis, inclusive of Real Estate Taxes and Operating Expenses during the first (1st) Sublease Year. Beginning with the second (2nd) Sublease Year and with each Sublease Year thereafter during the term of this Sublease Agreement, Subtenant’s Base Rent shall be increased by three (3%) over the previous Sublease Year’s Base Rent, and Subtenant shall pay such Additional Rent as set forth in Section 5 of this Sublease Agreement.

5.	INCREASES IN BASIC COST

Commencing with the second (2nd) Sublease Year and for each Sublease Year thereafter, Subtenant shall pay to Sublandlord all Additional Rent, including Tax Adjustments and Operating Expense Adjustments calculated pursuant to and payable consistent with the terms of the Lease; provided however that Subtenant’s Percentage Share of Real Estate Tax Increases and Subtenant’s Percentage Share of Operating Expense Increases shall be calculated utilizing a Tax Base Year and Operating Expense Base Year of 2002.

6.	CONDITION OF SPACE AT OCCUPANCY

Except as otherwise provided in Section 12 hereof hereto, Subtenant agrees to sublease the Premises in its “as is” condition and configuration, as substantially shown in Exhibit B hereto. The parties confirm that Paragraph 7.01 of the Lease, as incorporated into this Sublease Agreement, is intended to refer to the condition of the Premises as of the commencement of the Sublease Term.

7.	FURNITURE, FIXTURES AND EQUIPMENT

Subtenant shall lease the furniture, fixtures and equipment owned or leased by Sublandlord, as described more particularly in Exhibit C, which is attached hereto and incorporated herein by this reference (hereinafter referred to as the “Furnishings”), during the term of the Sublease Agreement at the annual rate of $23,248.50, which shall be paid as Additional Rent in monthly installments of $1,937.38 on the first day of each month during the Sublease Term. To the extent that any of the Furnishings are leased or licensed by Sublandlord, Sublandlord provides no representations or warranties as to transferability of software licenses or manufacture’s warranties relating to any of the Furnishings. Subtenant shall exercise reasonable care in maintaining the Furnishings in good repair and shall not remove the Furnishings from the Premises. At the end of the Sublease Term Subtenant may purchase all or any part of the Furnishings for the aggregate purchase price of Ten Dollars ($10.00). Any Furnishings so purchased shall thereupon become the property of Subtenant and shall be removed by Subtenant. Any Furnishings not so purchased shall remain the property of Sublandlord and shall be removed or abandoned in place at Sublandlord’s risk and expense.

8.	CONDITION OF SPACE AT TERMINATION

Upon expiration or termination of the term of this Sublease Agreement, Subtenant shall deliver possession of the Premises, together with the Furnishings to Sublandlord in the same general condition as the Commencement Date of the Sublease Agreement, subject to reasonable wear and tear and to loss or damage caused by condemnation or any matter covered by the mutual waiver of claims set out in Section 16.1 of this Sublease Agreement. To the extent that Subtenant makes additions or improvements to the Premises pursuant to Section 12 of this Sublease Agreement, those improvements shall become the property of the Landlord upon the expiration or termination of this’ Sublease Agreement, unless otherwise directed by Landlord at the time of its approval of such additions or improvements. The parties confirm that the reference in Paragraph 12.01 of the Lease to the “Commencement Date”, as incorporated into this Sublease Agreement, is intended to refer to the commencement of the Sublease Term.

9.	COVENANTS AND WARRANTIES OF SUBLANDLORD AND SUBTENANT

As relates to the Premises, Subtenant agrees that it shall, at all times, keep, observe, and perform the obligations to be performed by Sublandlord as Tenant under the Lease, except as provided herein. Sublandlord covenants that it will make all payments of Base Rent and Additional Rent provided for in the Lease and will perform all other obligations of the Tenant under the Lease, except to the extent that Subtenant has agreed to perform such obligations pursuant to Section 1 of this Sublease. If timely requested by Subtenant, Sublandlord shall exercise its rights under Section 5.04 of the Lease (at the expense of and for the account of Subtenant with respect to any portion of the Term of the Lease that falls within the Sublease Term).

Sublandlord warrants and covenants that it will not amend, cancel, or terminate (except by expiration) the Lease without the prior written consent of Subtenant, which Subtenant may withhold in its sole discretion.

Sublandlord warrants that the copy of the Lease Agreement set forth in Exhibit A is a true and correct copy of the Lease Agreement as amended, that the Lease Agreement is in full force and effect in accordance with its terms, and that Sublandlord is not aware of any default by Sublandlord or Landlord nor of any event which with notice or lapse of time would be an event of default thereunder.

Sublandlord covenants, so long as Subtenant is not in default of its obligations under this Sublease Agreement, that Subtenant shall have the right to quietly enjoy the Subleased Premises without hindrance by any person claiming by or through Sublandlord.

10.	ASSIGNMENT AND SUBLETTING

Subtenant agrees that it will not assign or encumber, or permit to be encumbered, all or any part of its right, title, interest or estate under this Sublease, nor sublet the whole or any part of the Premises, in any such cases directly or indirectly, voluntarily or involuntarily, without the prior written consent of Sublandlord in each case. In the event that Subtenant is not, nor has ever been in default of any obligation under this Sublease, Sublandlord shall pot unreasonably withhold, condition or deny a request to assign this Sublease or to sublet the Premises, subject to Subtenant’s compliance with, and Landlord consent pursuant to, Section Article X of the Lease.

11.	PARKING

Subtenant may contract directly with the parking garage operator for the Building for up to fifteen (15) parking spaces as permitted under the Lease at the then applicable prevailing rates, as adjusted from time to time by the parking garage operator.

12.	SUBTENANT IMPROVEMENTS

Subtenant may design and install additions, and improvements to the Premises at Subtenant’s sole cost and expense and subject to prior written consent of Sublandlord and Landlord in accordance with Article VIII of the Lease.

13.	SECURITY PAYMENT

The value of two (2) months rent in an aggregate sum of $76,203.42- shall be paid by Subtenant to Sublandlord concurrently with the execution of this Sublease Agreement. One (1) month’s rent ($39,070.40) shall be applied to the first (1st) month’s Base Rent and Additional Rent for Furnishings when due and one (1) month’s rent ($37,133.02), (hereinafter referred to as the “Security Deposit”) shall be held by Sublandlord as security with respect to the Premises and the Furnishings, if applicable, without interest throughout the Sublease Term. Within thirty (30) days after the expiration of the term of this Sublease Agreement, Sublandlord shall (provided that Subtenant is not in default under the terms hereof) refund the Security Deposit to Subtenant, less such portion thereof as Sublandlord shall have applied to cure any default by Subtenant with respect to any of Subtenant’s obligations, covenants, conditions or agreements under this Sublease Agreement.

14.	USE OF PREMISES

Subtenant shall use and occupy the Premises solely for general office purposes and not in violation of any Legal Requirements.

15.	INSURANCE

15.1 Subtenant Indemnity. Subtenant shall indemnify and hold Sublandlord and Landlord harmless from and against any and all claims or liability for bodily injury to or death of any person or loss of or damage to any property arising out of Subtenant’s use of the Premises, the Furnishings or the Property or from the conduct of Subtenant’s business or from any activity, work or thing done, permitted or suffered by Subtenant, its agents, employees, contractors or invitees in or about the Premises or the Property except:

(a) claims and liabilities to the extent caused by any negligence on the part of Sublandlord, Landlord, the irrespective agents, employees, contractors or invitees, or

(b) claims and liabilities for property damage addressed in Paragraph 16.

In the absence of any negligence on the part of the Sublandlord or Landlord, or their respective agents, employees, contractors or invitees, such indemnity shall include all reasonable costs, attorneys’ fees and expenses incurred in the defense of any such claim or any action or proceeding brought thereon. In the event any action or proceeding is brought against Sublandlord or Landlord by reason of any claim falling within the scope of the foregoing indemnity, and in the absence of any negligence on the part of Sublandlord or Landlord, Subtenant upon written notice from Sublandlord or Landlord to Subtenant within sixty (60) days after

Sublandlord or Landlord receives notice of the claim or, if earlier, within ten (10) days after they are served with process with respect to any such claim, shall defend same at Subtenant’s expense by counsel reasonably satisfactory to Sublandlord or Landlord, respectively.

The foregoing indemnity is conditioned upon Sublandlord or Landlord providing notice to Subtenant within sixty (60) days after either of them receives notice of any claim or, if earlier, within ten (10) days after they are served with process with respect to any such claim, that will fall within the scope of the foregoing indemnity and cooperating fully with Subtenant in any defense or settlement of the claim or liability.

15.2 Subtenant’s Insurance. Subtenant, at Subtenant’s own cost and expense, will provide and keep in full force and effect during the Lease Term, commercial general liability insurance with limits of not less than $3,000,000 covering bodily injury to any person, including death, and loss of or damage to real and personal property, or shall self-insure for the same. Insurance provided hereunder may be provided under Subtenant’s blanket liability insurance policy. During the Sublease Term Sublandlord and Landlord shall be named as an additional insured under insurance carried pursuant to this Paragraph 15.2 to the extent of Subtenant’s undertaking set forth in Paragraph 15.1 and a certificate evidencing such insurance coverage shall be delivered to Sublandlord and Landlord not later than the date when Subtenant shall enter into possession of the Subleased Premises. Such certificate of insurance will provide for thirty (30) days’ advance notice in the event of cancellation.

15.3 Sublandlord’s Liability and Insurance. Notwithstanding any thing in this Sublease, Sublandlord shall continue to be liable to the Landlord pursuant to the indemnity obligation set out in Paragraph 16.05 of the Lease and shall maintain all insurance that it is required to maintain pursuant to the Lease.

16.	WAIVER OF CLAIMS; WAIVER OF SUBROGATION

16.1 Mutual Waiver of Claims. Sublandlord and Subtenant each hereby release the other from, and waive, their entire claim of recovery for loss of or damage to property arising out of or incident to fire, lightning or any other perils to the extent such perils are normally included in an “all risk” property insurance policy when such property constitutes the Premises or the Building or is in, on or about the Premises, Building or the Property, whether or not such loss or damage is due to the negligence of Landlord or Subtenant or their respective agents, employees, guests, licensees, invitees or contractors.

16.2 Mutual Waiver of Subrogation. Each of Landlord and Subtenant shall cause its insurance carriers to waive all rights of subrogation against the other party hereto to the extent of Sublandlord’s or Subtenant’s undertakings set forth in Paragraphs 15.1 and 16.2.

17.	NOTICES

All notices, demands, or requests between Sublandlord and Subtenant shall be in writing and delivered by hand delivery or express overnight delivery service with all charges for next business day delivery prepaid, addressed as follows, unless such address is changed by written notice by one party to the other:

SUBLANDLORD:

Spacehab, Incorporated

12130 Galveston Road

Building 1

Webster, TX 77598

Attn:	Julia A. Pulzone
Senior Vice President and Chief Financial Officer

SUBTENANT:

The Boeing Company

C/o Boeing Realty Corporation

MC: C095-0500

3760 Kilroy Airport Way, Suite 500

Long Beach, CA 90806

Attn:	Mark E. Villagomez
Director, Corporate Real Estate

18.	CONSENT

The effectiveness of this Sublease Agreement is conditioned upon the endorsement by Landlord of the consent set forth below or as otherwise evidenced by a separate written instrument executed by an authorized representative of Landlord, a copy of which may be attached hereto as Exhibit D. If such consent is not obtained by August 31, 2002, Subtenant may, at its option, terminate this Sublease and upon such termination shall have no further liability hereunder, except to the extent that it has moved any furniture or equipment into the Premises prior to such date, in which base, Subtenant shall immediately remove such furniture and equipment and repair any damages caused to the Premises as a result of the installation or removal of said furniture and equipment.

19.	ENTIRE AGREEMENT

This Sublease Agreement embodies the entire agreement of Sublandlord and Subtenant with respect to the subject matter of this Sublease Agreement, and it supersedes any prior agreements, whether written or oral, with respect to the subject matter of this Sublease Agreement. There are no agreements or understandings with respect to the subject matter of this Sublease Agreement which are not set forth herein. This Sublease Agreement may be modified only by a written instrument duly executed by Sublandlord and Subtenant.

20.	BINDING EFFECT; RECORDING

The terms and provisions of this Sublease Agreement shall be binding on each of the parties hereto and shall inure to the benefit of, and will be binding upon, their respective successors and assigns. To the extent permitted by the Landlord, a memorandum of this Sublease may be recorded by either party where necessary to give notice of this Sublease to persons without actual knowledge of it. Each party agrees to execute in recordable form a memorandum in the form customarily used in the District of Columbia for such purpose setting out the identification of the premises, the parties, and the term of this Sublease and such other terms as may be customary or otherwise agreed by the parties. Except for the foregoing and only to the extent permitted by the Landlord, neither party shall record this Sublease.

21.	SEVERABILITY

If any term, provision, covenant or condition of this Sublease Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then such term, provision, covenant or condition shall be interpreted so as to be enforceable to the fullest extent permitted by law, and the remaining terms, provisions, covenants and conditions contained herein shall not be affected hereby.

22.	HEADINGS

The headings of the sections and subsections used in this Sublease Agreement are inserted for the convenience of reference only and are not intended to affect the meaning or interpretation of this Sublease Agreement.

23.	WAIVER

No waiver whatsoever shall be valid unless in writing and signed by the party so waiving and then only to the extent in such writing specifically set forth. No failure or delay on the part or any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude, any other or further exercise hereunder.

24.	GOVERNING LAW

This Sublease Agreement shall be governed by and construed in accordance with the laws of the District of Columbia.

25.	RECITALS

The recitals contained at the beginning of this Sublease Agreement shall be incorporated herein by this reference as if set forth in full herein.

26.	DEFINITIONS

Capitalized terms that are not expressly-defined in this Sublease Agreement shall have the meanings ascribed to them in the Lease.

27.	BROKERS

Sublandlord and Subtenant both represent and warrant that they have not employed any brokers in carrying on the negotiations of this Sublease Agreement except Equis Corp., as Sublandlord’s broker, and CB Richard Ellis, as Subtenant’s broker.

28.	ROOF LICENSE

Sublandlord and Landlord entered into a License Agreement dated May 1, 2000, permitting Sublandlord access to and upon certain License Area on the roof of the Building (the “License Agreement”). The License Agreement is non-assignable. Sublandlord revokes the License Agreement. Subtenant may negotiate directly with Landlord and enter into a separate agreement if it desires any rights to the Licensed Area.

IN WITNESS WHEREOF, the parties have executed this Sublease Agreement as of the day and year first above written.

SUBTENANT:

THE BOEING COMPANY

	By:	/s/ Stephen J. Barker
	Name:	Stephen J. Barker
	Title:	Authorized Signatory

SUBLANDLORD:

SPACEHAB, INCORPORATED

/s/ Felicia E. Marin	By:	/s/ Julia Pulzone
	Name:	Julia Pulzone
	Title:	Chief Financial Officer